Exhibit 10.5

ASTRONOVA, INC.

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR ANNUAL COMPENSATION PROGRAM

This Amended and Restated Non-Employee Director Annual Compensation Program (the “Program”), effective as of August 1, 2016 (the “Effective Date”), sets forth the annual compensation payable to members of the Board of Directors (the “Board) of AstroNova, Inc. (the “Company”) who are not also officers or other employees of the Company (each a “Non-Employee Director” and collectively, the “Non-Employee Directors”) for their Service as members of the Board. Each Non-Employee Director who is eligible to receive an Award of Restricted Stock under this Program is hereinafter referred to as a “Participant.” Capitalized terms used, but not otherwise defined, in this Program shall have the meanings set forth in the Company’s 2015 Equity Incentive Plan (the “Plan”).

1.	Eligibility and Participation.

(a) A Non-Employee Director of the Company shall automatically become a Participant in the Program as of the later of (i) the Effective Date, or (ii) the date of such person’s initial election to the Board. A Director who is an officer or other employee of the Company is not eligible to participate in the Program.

(b) A Participant shall cease participation in the Program as of the date the Participant (i) fails to be re-elected to the Board, (ii) resigns or otherwise ceases to be a member of the Board, or (iii) becomes an officer or other employee of the Company.

2.	Restricted Stock Awards.

(a) Each Non-Employee Director of the Company shall be automatically granted the following Awards of Restricted Stock: Commencing with the third fiscal quarter of fiscal year 2017, on the first business day of each fiscal quarter of each fiscal year, each Non-Employee Director on such day shall receive a number of whole shares of Restricted Stock equal to twenty-five percent (25%) of the number calculated by dividing the Director Compensation Amount (as hereinafter defined) by the Fair Market Value of the Company’s Stock on such day. The Director Compensation Amount shall be $55,000 for the remainder of fiscal year 2017, $65,000 for fiscal year 2018 and $75,000 for fiscal year 2019.

(b) In addition to the grants specified in Section 2(a), commencing with the third fiscal quarter of fiscal year 2017, and for each fiscal year thereafter, if the Program is still in effect, on the first business day of each fiscal quarter of such fiscal year, a Non-Employee Director shall automatically be granted the following Awards of Restricted Stock, as applicable:

(i) each Non-Employee Director serving as Chairman of the Board on such day shall receive a number of whole shares of Restricted Stock equal to twenty-five percent (25%) of the number calculated by dividing $6,000 by the Fair Market Value of the Company’s Stock on such day;

(ii) each Non-Employee Director serving as Chairman of the Audit Committee on such day shall receive a number of whole shares of Restricted Stock equal to twenty-five percent (25%) of the number calculated by dividing $4,000 by the Fair Market Value of the Company’s Stock on such day; and

(iv) each Non-Employee Director serving as Chairman of the Compensation Committee on such day shall receive a number of whole shares of Restricted Stock equal to twenty-five percent (25%) of the number calculated by dividing $4,000 by the Fair Market Value of the Company’s Stock on such day.

(c) In each of the foregoing calculations, the resulting number shall be rounded down to the nearest whole number of shares of Restricted Stock.

(d) All of the foregoing Awards of Restricted Stock shall be deemed made under the Plan, and all such Awards and this Program shall be subject to all of the provisions of the Plan. In addition to the terms and conditions of the Plan, each such Award of Restricted Stock shall be subject to the terms and conditions of this Program.

(e) If a person becomes a Non-Employee Director, Chairman of the Board or Chairman of the Audit or Compensation Committee other than on the first day of a fiscal quarter of the Company, such person shall receive an Award of Restricted Stock on such day with respect to the balance of such quarter, calculated in accordance with the foregoing provisions of this Section 2 but appropriately prorated to reflect the number of days remaining in the quarter and the total number of days in the quarter.

(f) Awards of Restricted Stock under this Program shall be evidenced by, and subject to the terms of, a Restricted Stock Agreement in a form approved by the Compensation Committee of the Board (the “Compensation Committee”). Restricted Stock Agreements shall comply, as applicable, with and be subject to the terms of the Plan and this Program.

(g) No Non-Employee Director shall receive cash compensation or meeting fees for such person’s Service as a Director, as Chairman of the Board or as Chairman of the Audit or Compensation Committee or Service on any Board Committee. However, each Non-Employee Director will continue to receive reimbursement in accordance with the Company’s policies for appropriate expenses incurred in connection with Service as a member of the Board or any Committee thereof.

3.	Terms and Conditions.

(a) Vesting. Restricted Stock received pursuant to the Program shall become fully vested on the date that is three months following the date of grant, subject to the holder of the Restricted Stock’s continuing Service as a member of the Board. If a Director’s Service as a member of the Board terminates other than for death or Disability, no further Restricted Stock will vest following the date of such termination, and all Restricted Stock which is unvested at the time of such termination will be forfeited. The foregoing notwithstanding, in the event of a Non-Employee Director’s death or Disability or a Change in Control of the Company during such Director’s Service as a member of the Board, all Restricted Stock granted under this Program to such Non-Employee Director which has not vested before such event shall become immediately vested and no longer subject to restrictions on Transfer hereunder. The Committee may, in its discretion, remove, modify or accelerate the release of restrictions on any Restricted Shares, including upon a Change in Control.

(b) Restrictions on Transfer. Other than as part of a Change in Control, a Non-Employee Director may not sell, transfer, assign, pledge or otherwise encumber (collectively, “Transfer”) any Restricted Stock subject to a Restricted Stock Award or any interest therein until such Restricted Stock has vested. In addition, a Non-Employee Director may not Transfer any Restricted Stock if such Non-Employee Director has not satisfied the requirements of any stock ownership guidelines established for Directors by the Board or if such Transfer would cause the Non-Employee Director to be out of compliance with any such guideline. The periods during which all or any Restricted Stock is subject to forfeiture or restrictions on Transfer as provided in this Section 3 is referred to herein as a “Restricted Period” with respect to such Restricted Stock.

(c) Voting Rights; Dividends. Subject to the other provisions of this Section 3, during the Restricted Period applicable to shares of Restricted Stock subject to a Restricted Stock Award held by a Non-Employee Director, the Non-Employee Director shall have all of the rights of a shareholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that if any such dividends or distributions are paid in shares of Stock, such shares shall be subject to the same vesting schedule and restrictions on Transfer as the shares subject to the Restricted Stock Award with respect to which the dividends or distributions were paid.

(d) End of Restricted Period. On the expiration or termination of a Restricted Period, the restrictions on Transfer for the relevant Restricted Stock shall lapse, and it shall be free of all restrictions (except any that may be imposed by law or by any applicable stock ownership guidelines). The ownership by the relevant Non-Employee Director of the shares of Restricted Stock with respect to which the restrictions have lapsed shall be evidenced by either (i) a stock certificate or (ii) a book entry or other appropriate electronic record, registered in the name of the Holder.

(e) Forfeiture of Restricted Stock. In the event of the forfeiture of any Restricted Stock, the Company shall reacquire such Restricted Stock without the payment of consideration in any form to such holder of such Restricted Stock, and the holder of such Restricted Stock shall unconditionally forfeit any right, title or interest to such Restricted Stock. Automatically and without action by any person, all forfeited Restricted Stock and certificates therefor shall be transferred and delivered to the Company. The Committee may, in its sole discretion, waive in writing the Company’s right to reacquire some or all of a holder’s Restricted Stock and any Restricted Stock subject to such a waiver no longer be subject to forfeiture.

(f) Taxes. Each Non-Employee Director will be fully liable for any federal, state or local taxes of any kind owed by him or her with regard to issuance of the Restricted Stock, whether owed at the time of issuance pursuant to the Non-Employee Director having made an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, or at the time that the Shares vest pursuant to the vesting schedule set forth in this Section 3.

4.    Administration. The Program shall be administered by the Compensation Committee of the Board. All questions of interpretation of the Program or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Program and such Award.

5.    Amendment or Termination. The Compensation Committee may terminate or amend this Program. The termination of the Program shall not affect outstanding Restricted Stock, whether or not vested. This Program amends and restates in its entirety the Astro-Med, Inc. Amended and Restated Non-Employee Director Annual Compensation Program, effective as of February 1, 2014, which shall be of no further force or effect on and after the Effective Date.

6.    Implied Consent. Every Participant, by acceptance of an Award under this Program, shall be deemed to have consented to be bound, on his or her own behalf and on behalf of his or her heirs, legal representatives, successors and assigns by all of the terms and conditions of this Program.

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